Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectuses of Sea Limited for the registration of the securities described in such Form F-3, and to the incorporation by reference therein of our reports dated April 16, 2021, with respect to the consolidated financial statements of Sea Limited and the effectiveness of internal control over financial reporting of Sea Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Singapore
September 8, 2021